Exhibit 99.1

Q3 2022 Fixed Income Release

Denver, Colorado November 1, 2022: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed-income borrowing groups for the three months (“Q3”) ended September 30, 2022 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the September 30, 2022 unaudited financial statements for each of our fixed-income borrowing groups prior to the end of November 2022. Convenience translations provided herein are calculated as of September 30, 2022.

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VM Ireland Reports Preliminary Q3 2022 Results
Wholesale network access deal agreed with Vodafone Ireland
VM Ireland expands footprint with 450,000 SIRO premises
Continue to execute on full fiber upgrade, with ~150,000 premises passed YTD
VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 424k fixed-line customers and mobile services to 137k subscribers at September 30, 2022.

Tony Hanway, CEO of VM Ireland, commented:
“We are successfully executing on our network strategy, accelerating our footprint expansion through our network deal with SIRO to provide connectivity to 450,000 SIRO premises, as well as welcoming Vodafone as our first wholesale network partner. We will continue to expand our network nationally and bring fiber connectivity to Irish households, targeting to bring fiber to over 240,000 homes by the end of 2022 and over 1 million homes by 2025. Operationally we continue to execute well, delivering stable revenues supported by strong mobile growth and have taken pricing adjustments during the quarter in light of inflationary pressures.”

Operating highlights:
•Wholesale fiber network access deal agreed with Vodafone Ireland for the provision of VM Ireland connectivity services to Vodafone households
•We continue to deliver on our full fiber upgrade project in line with plan, having passed ~150,000 premises YTD
•Announced network deal with SIRO to provide connectivity services to 450,000 SIRO premises, further expanding the network outreach to 70% of all Ireland premises
•Maintained commercial traction in mobile, generating 3,100 net adds in Q3, as we organically1 grow our base and take market share
•Fixed customer net adds softened this quarter, with a decline in net adds of 1,900 in Q3 as price rise implemented
•B2B continues its growth trajectory, with particular strength in SOHO underpinned by price rise executed in the quarter
•Customers continue to be attracted to higher speeds, with over 30% of our base adopting 1GB and 500Mb speeds tier offerings
•Demand for our top-tier video products continues to grow this quarter, offsetting losses in lower tier and legacy products
•Announced partnership with global esports organization ‘WYLDE’, positioning Virgin Media at the forefront of gaming in Ireland

Financial highlights:
•Q3 revenue of €115.4 million remained in line YoY
•Q3 residential fixed revenue of €77.3 million increased 0.1% YoY
◦Fixed subscription revenue increased 0.3% YoY, as targeted price rises implemented successfully in Q3, partially offset by lower acquisition activity and a decrease in video subscribers
•Q3 residential mobile revenue increased 6.5% YoY
◦Mobile subscription revenue increased 10.3%, primarily as a result of organic customer growth underpinned by competitive offers in the marketplace
◦Mobile non-subscription revenue decreased 4.0% YoY, primarily due to lower interconnect revenue
•Q3 B2B revenue increased 13.3% YoY, primarily due to strength in SOHO following the implementation of a price rise, along with the continued recovery of market demand post-pandemic
•Q3 net earnings increased to €55.0 million, primarily driven by an increase in realized and unrealized gains on derivative instruments
•Q3 Adjusted EBITDA decreased 2.0%, driven by higher operating costs related to the ongoing FTTH upgrade program, partially offset by continued cost savings across our programming portfolio
•Q3 property and equipment (“P&E”) additions of €33.0 million were up 110.2% YoY, primarily due to increased spend on (i) new build and upgrade activity, (ii) customer premises equipment and (iii) product and enablers
◦P&E additions as a percentage of revenue increased to 28.6% in Q3 2022, compared to 13.6% in the prior year period
•Q3 Adjusted EBITDA less P&E Additions of €16.1 million represents a decrease of 53.2% YoY, driven by the aforementioned increase in P&E additions
•At September 30, 2022, our fully-swapped third-party debt borrowing cost was 3.9% and the average tenor of our third-party debt was 6.8 years
•At September 30, 2022, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 4.52x, each as calculated in accordance with our most restrictive covenants, and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦If we were to not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 4.79x at September 30, 2022
•At September 30, 2022, we had maximum undrawn commitments of €100.0 million available to borrow, with €98.2 million available to upstream. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2022 borrowing levels, we anticipate the full €100.0 million of borrowing capacity will be available, with €89.1 million available to upstream

Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2022	2021
Footprint
Homes Passed	961,900	952,000

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	424,000	433,400
Q3 Organic Fixed-Line Customer Relationship net losses	(1,900)	(1,100)

Q3 Monthly ARPU per Fixed-Line Customer Relationship	€62.28	€60.59

Mobile Subscribers
Total Mobile subscribers	137,400	126,700
Total organic Mobile net additions	3,100	3,000

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€20.33	€20.50
Excluding interconnect revenue	€18.64	€18.23

Selected Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2022 and 2021:

	Three months ended			Nine months ended
	September 30,		Change	September 30,		Change
	2022	2021		2022	2021
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€76.6	€76.4	0.3%	€228.4	€228.8	(0.2%)
Non-subscription	0.7	0.8	(12.5%)	2.1	2.4	(12.5%)
Total residential fixed revenue	77.3	77.2	0.1%	230.5	231.2	(0.3%)
Residential mobile revenue:
Subscription	7.5	6.8	10.3%	21.8	19.4	12.4%
Non-subscription	2.4	2.5	(4.0%)	7.0	7.2	(2.8%)
Total residential mobile revenue	9.9	9.3	6.5%	28.8	26.6	8.3%
Business revenue:
Subscription	2.9	2.6	11.5%	8.2	7.5	9.3%
Non-subscription	6.5	5.7	14.0%	19.7	18.8	4.8%
Total business revenue	9.4	8.3	13.3%	27.9	26.3	6.1%
Other revenue	18.8	20.6	(8.7%)	56.2	55.5	1.3%
Total revenue	€115.4	€115.4	—%	€343.4	€339.6	1.1%

Adjusted EBITDA	€49.1	€50.1	(2.0%)	€143.3	€134.4	6.6%

The following table provides a reconciliation of net earnings to Adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	in millions, except % amounts

Net earnings	€55.0	€12.1	€155.6	€13.5
Income tax expense	2.4	—	2.4	—
Other income, net	(0.3)	(0.1)	(1.1)	(0.1)
Foreign currency transaction losses, net	0.1	0.1	0.4	0.3
Realized and unrealized losses (gains) on derivative instruments, net	(45.6)	—	(128.4)	1.6
Interest expense	8.5	8.3	25.3	25.1
Operating income	20.1	20.4	54.2	40.4
Impairment, restructuring and other operating items, net	(0.1)	1.1	3.6	4.6
Depreciation and amortization	16.5	16.2	49.0	51.1
Related-party fees and allocations, net	11.6	11.1	33.1	34.5
Share-based compensation expense	1.0	1.3	3.4	3.8
Adjusted EBITDA	€49.1	€50.1	€143.3	€134.4

Adjusted EBITDA as a percentage of revenue	42.5%	43.4%	41.7%	39.6%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	in millions, except % amounts

Customer premises equipment	€10.2	€4.6	€22.7	€21.8
New build and upgrade	10.6	3.6	26.2	8.4
Capacity	0.9	2.8	3.5	9.4
Baseline	2.4	2.3	7.3	6.3
Product and enablers	8.9	2.4	19.3	5.7
Property and equipment additions	33.0	15.7	79.0	51.6
Assets acquired under capital-related vendor financing arrangements	—	—	—	(11.5)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(5.3)	0.4	(12.0)	1.1
Total capital expenditures[2]	€27.7	€16.1	€67.0	€41.2

Property and equipment additions as a percentage of revenue	28.6%	13.6%	23.0%	15.2%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€49.1	€50.1	€143.3	€134.4
Property and equipment additions	(33.0)	(15.7)	(79.0)	(51.6)
Total	€16.1	€34.4	€64.3	€82.8

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	September 30,		June 30,
	2022		2022
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.5%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%) due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(5.8)	(5.9)
Total carrying amount of third-party debt		894.2	894.1
Less: cash and cash equivalents		0.7	0.5
Net carrying amount of third-party debt		€893.5	€893.6

Exchange rate ($ to €)		0.9790	1.0483

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2022 and June 30, 2022. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2022	2022
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(0.7)	(0.5)
Total covenant amount of third-party net debt	€849.3	€849.5

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UPC Holding Reports Preliminary Q3 2022 Results
Sunrise launches Smart Upgrade program and yallo Free TV
Continued strong mobile postpaid intake, broadband base stable given ongoing UPC brand phase out
Revenue growth in Q3 supported by mobile and B2B momentum, challenges remain on fixed

UPC Holding Group (“UPC Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland and Slovakia (within “Central and Other”). At September 30, 2022, our continuing operations connected 1.7 million customers subscribing to 3.8 million internet, video and fixed-line telephony services and served 2.8 million mobile subscribers.

André Krause, CEO of Sunrise, commented:
“Following the Sunrise rebrand in Q2, we continue to execute well commercially with strong sales during Q3 amidst a continued heated market environment. We delivered modest revenue growth in the quarter supported by B2B and B2C mobile, despite ongoing ARPU pressure in fixed and mobile. Our hybrid network strategy continues to underpin our fixed offering, with Giga Speeds to more than 90% of Swiss households. Strategically, we continue to phase out the UPC brand following the Sunrise relaunch with some impact on fixed performance as the base migrates. Finally, we are excited by our purchase of EBL’s telecoms division which will allow us to provide direct and improved support to their 60,000 Telecom customers that we already service and will be assuming as part of this transaction.”

Operating and strategic highlights:
Sunrise continues to deliver strong mobile performance, supported by robust B2B delivery and yallo which continues to perform well as the business generates revenue growth in Q3
•Sunrise rebranding continues to resonate positively with mobile customers, with strong mobile postpaid3 performance across all brands, achieving 42,000 net adds in Q3
•Broadband performance was flat in Q3 given the ongoing phase out of the UPC brand
•Launched Smart Upgrade program in partnership with Apple, providing customers with flexibility to upgrade to new iPhone models every 24 months at the best price
•Agreed purchase of partner network EBL’s telecoms division, incorporating EBL’s telecoms network in 200 municipalities and approximately 60,000 customers (including mobile customers) to Sunrise
•Continue to reinforce yallo’s full service offerings, launching yallo Free TV for new and prospective customers
•FMC penetration remains high at 57% across our broadband base in Q3
•Swiss Q3 Customer ARPU of CHF 65.65 decreased 3.5% YoY on both a reported basis and a rebased4 basis as a result of the ongoing competitive environment
•Fixed Customer Relationships decreased by 4,000 in Q3 2022, as compared to a decrease of 2,000 in Q3 2021

Financial highlights:
•Revenue of €796.3 million in Q3 increased 11.3% YoY on a reported basis and increased 1.6% YoY on a rebased basis
◦Q3 Swiss revenue increased 11.4% YoY on a reported basis and increased 1.5% YoY on a rebased basis. The rebased increase was largely driven by (i) low margin business wholesale revenue and (ii) strong trading momentum in yallo and handset revenues, partially offset by a decrease in fixed subscription revenue due to subscriber losses and ARPU pressures
•Earnings (loss) from continuing operations in Q3 decreased 24.9% YoY on a reported basis to €51.3 million, primarily due to the net effect of (i) an increase in foreign currency transaction losses and (ii) a decrease in income tax benefit, partially offset by (a) an increase in realized and unrealized gains on derivative instruments and (b) an increase in Segment Adjusted EBITDA
•Segment Adjusted EBITDA of €303.4 million in Q3 increased 6.5% YoY on a reported basis and decreased 2.5% YoY on a rebased basis
◦Swiss Adjusted EBITDA in Q3 increased 6.9% YoY on a reported basis and decreased 2.3% YoY on a rebased basis, including €6.4 million of costs to capture5. The rebased decline was largely driven by (i) a more limited tailwind from synergies following the annualizing of MVNO synergies, (ii) impact from fixed ARPU declines and (iii) increased investments in yallo and digitalization projects
•Q3 property and equipment additions were 17.8% of revenue, up from 16.3% in the prior year period
◦The relative Q3 increase was largely driven by the increase of property and equipment additions in Switzerland, which were 17.8% of revenue for Switzerland
•Segment Adjusted EBITDA less P&E Additions of €161.3 million in Q3 decreased 4.3% YoY on a reported basis and 11.4% YoY on a rebased basis
◦Swiss Adjusted EBITDA less P&E Additions of €160.3 million in Q3 decreased 3.5% YoY on a reported basis and 10.8% YoY on a rebased basis, including the adverse impact of €35.8 million of costs to capture and integration-related capital spend
•At September 30, 2022, our fully-swapped third-party debt borrowing cost was 3.1% and the average tenor of our third-party debt (excluding vendor financing) was 6.8 years
•At September 30, 2022, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 3.75x and 4.45x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 4.97x at September 30, 2022
•At September 30, 2022, we had €713.4 million of undrawn commitments available to borrow, with €207.9 million available to upstream. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2022 borrowing levels, we anticipate €713.4 million of borrowing capacity will be available, with €303.9 million available to upstream
•In April 2022, UPC Holding used a portion of the net proceeds from the sale of UPC Poland to (i) purchase and extinguish (a) €216.5 million under UPC Facility AQ and, simultaneously, purchase and cancel an equal amount of 3.625% EUR Senior Secured Notes, (b) $208.0 million under UPC

Facility AX and (c) €169.5 million under UPC Facility AY, and (ii) purchase and cancel (1) €205.1 million of 3.875% EUR Senior Notes and (2) $82.7 million of 5.50% USD Senior Notes
•In May 2022, an additional (i) €51.3 million of UPC Holding 3.875% EUR Senior Notes were purchased and cancelled and (ii) €8.6 million under UPC Facility AQ and, simultaneously, an equal amount of 3.625% EUR Senior Secured Notes were purchased and cancelled

Confirming FY 2022 financial guidance for Switzerland:
•Stable to modest rebased revenue growth
•Stable rebased Adjusted EBITDA(i) (including costs to capture)
•Property and equipment additions as a percentage of revenue (including costs to capture and excluding central allocation) 18 - 20%
•>CHF 150 million costs to capture (around one third opex related)

(i) Adjusted EBITDA is a non-GAAP measure. See the Glossary for definitions. Quantitative reconciliations to earnings/loss from continuing operations (including earnings/loss from continuing operations growth rates) for our Adjusted EBITDA guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period.

Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2022		2021

Footprint
Homes Passed		3,138,100		3,109,600

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		1,651,200		1,666,500
Q3 Organic[1] Fixed-Line Customer Relationship net losses		(4,400)		(2,000)

Q3 Monthly ARPU per Fixed-Line Customer Relationship		€62.03		€57.72
Switzerland Q3 Monthly ARPU per Fixed-Line Customer Relationship	CHF	65.65	CHF	68.02

Customer Bundling
Fixed-mobile Convergence Switzerland	57.3%		55.9%

Single-Play	22.6%		24.2%
Double-Play	24.0%		22.6%
Triple-Play	53.4%		53.2%

Mobile Subscribers
Postpaid		2,282,200		2,103,400
Prepaid		469,600		487,500
Total Mobile subscribers		2,751,800		2,590,900

Q3 Organic Postpaid net additions		42,400		43,200
Q3 Organic Prepaid net additions (losses)		(1,500)		22,900
Total Organic Mobile net additions		40,900		66,100

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€35.13		€33.22
Excluding interconnect revenue		€32.89		€31.11

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2022 and 2021:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2022	2021	Reported	Rebased	2022	2021	Reported	Rebased
	in millions, except % amounts

Revenue
Switzerland:
Consumer Fixed	€305.8	€286.6	6.7%	(4.7%)	€897.5	€868.2	3.4%	(4.7%)
Consumer Mobile	328.1	292.3	12.2%	3.3%	912.7	842.1	8.4%	3.5%
B2B	148.2	120.6	22.9%	12.3%	415.9	359.6	15.7%	8.0%
Other	2.6	4.9	(46.9%)	(21.0%)	9.8	17.5	(44.0%)	(23.4%)
Total Switzerland	784.7	704.4	11.4%	1.5%	2,235.9	2,087.4	7.1%	0.7%
Central and Other	11.6	10.8	7.4%	7.4%	34.0	32.8	3.7%	4.0%
Total	€796.3	€715.2	11.3%	1.6%	€2,269.9	€2,120.2	7.1%	0.8%

Segment Adjusted EBITDA
Switzerland	€300.0	€280.6	6.9%	(2.3%)	€828.0	€761.8	8.7%	2.3%
Central and Other	3.4	4.2	(19.0%)	(19.0%)	11.5	13.0	(11.5%)	(11.5%)
Total	€303.4	€284.8	6.5%	(2.5%)	€839.5	€774.8	8.4%	2.2%

Segment Adjusted EBITDA less P&E Additions
Switzerland	€160.3	€166.2	(3.5%)	(10.8%)	€455.6	€416.8	9.3%	4.2%
Central and Other	1.0	2.3	(56.5%)	(58.3%)	4.1	6.4	(35.9%)	(36.9%)
Total	€161.3	€168.5	(4.3%)	(11.4%)	€459.7	€423.2	8.6%	3.6%

The following table provides a reconciliation of earnings (loss) from continuing operations to Segment Adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	in millions, except % amounts

Earnings (loss) from continuing operations	€51.3	€68.3	€301.7	€(86.6)
Income tax benefit	(10.7)	(25.1)	(43.8)	(43.9)
Other income, net	(7.8)	(8.2)	(24.7)	(16.3)
Losses (gains) on debt extinguishment, net	—	—	(2.6)	75.1
Foreign currency transaction losses (gains), net	11.3	(7.5)	74.0	188.4
Realized and unrealized gains on derivative instruments, net	(114.4)	(69.8)	(538.6)	(333.7)
Interest expense	71.9	62.3	195.1	191.3
Operating income (loss)	1.6	20.0	(38.9)	(25.7)
Impairment, restructuring and other operating items, net	0.5	(4.0)	11.9	31.8
Depreciation and amortization	255.8	223.7	731.6	633.5
Related-party fees and allocations, net	36.1	39.5	113.6	119.5
Share-based compensation expense	9.4	5.6	21.3	15.7
Segment Adjusted EBITDA	€303.4	€284.8	€839.5	€774.8

Segment Adjusted EBITDA as a percentage of revenue	38.1%	39.8%	37.0%	36.5%

The following table details the property and equipment additions of our continuing operations and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	in millions, except % amounts

Customer premises equipment	€26.9	€12.6	€68.1	€34.6
New build and upgrade	18.8	21.3	43.9	62.7
Capacity	30.3	28.6	73.2	72.1
Baseline	33.6	36.3	113.8	132.2
Product and enablers	32.5	17.5	80.8	50.0
Property and equipment additions	142.1	116.3	379.8	351.6
Assets acquired under capital-related vendor financing arrangements	(27.4)	(36.5)	(82.7)	(165.4)
Assets acquired under finance leases	—	—	(0.4)	(1.6)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(22.2)	(9.5)	(13.3)	21.6
Total capital expenditures[2]	€92.5	€70.3	€283.4	€206.2

Segment Property and Equipment Additions
Switzerland	€139.7	€114.4	€372.4	€345.0
Central and Other	2.4	1.9	7.4	6.6
Total property and equipment additions	€142.1	€116.3	€379.8	€351.6

Property and equipment additions as a percentage of revenue	17.8%	16.3%	16.7%	16.6%

Segment Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€303.4	€284.8	€839.5	€774.8
Property and equipment additions	(142.1)	(116.3)	(379.8)	(351.6)
Total	€161.3	€168.5	€459.7	€423.2

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	September 30,		June 30,
	2022		2022
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
3.625% EUR Facility AQ due 2029	€374.9	€374.9	€374.9
4.875% USD Facility AZ due 2031	$1,250.0	1,276.9	1,192.5
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	715.0	667.8
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AX (LIBOR + 3.0%) USD due 2029	$1,717.0	1,753.9	1,638.0
Facility AY (EURIBOR + 3.0%) EUR due 2029	€693.0	693.0	693.0
€736.4 million Revolving Facility (EURIBOR + 2.50%) due 2026		—	—
Elimination of Facilities AQ and AZ in consolidation		(1,651.8)	(1,567.4)
Total Senior Credit Facilities		3,561.9	3,398.8

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2029	€374.9	374.9	374.9
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,276.9	1,192.5
Total Senior Secured Notes		1,651.8	1,567.4

Senior Notes
5.500% USD Senior Notes due 2028	$452.3	462.0	431.5
3.875% EUR Senior Notes due 2029	€337.9	337.9	337.9
Total Senior Notes		799.9	769.4

Vendor financing		243.6	276.2
Finance lease obligations		16.8	18.5
Total third-party debt and finance lease obligations		6,274.0	6,030.3
Deferred financing costs and discounts		(26.6)	(26.4)
Total carrying amount of third-party debt and finance lease obligations		6,247.4	6,003.9
Less: cash and cash equivalents		11.0	10.2
Net carrying amount of third-party debt and finance lease obligations[6]		€6,236.4	€5,993.7

Exchange rate ($ to €)		0.9790	1.0483

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from UPC Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2022 and June 30, 2022 and include certain debt that is classified as discontinued operations on our combined balance sheets. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2022	2022
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€6,274.0	€6,030.3
Vendor financing	(243.6)	(276.2)
Finance lease obligations	(16.8)	(18.5)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments associated with our cross-currency derivative instruments	51.2	112.2
Total covenant amount of third-party gross debt	5,664.8	5,447.8
Cash and cash equivalents	(11.0)	(10.2)
Total covenant amount of third-party net debt	€5,653.8	€5,437.6

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; the planned full fiber upgrade at Virgin Media Ireland, including the timing, costs, premises to be upgraded and benefits thereof; Virgin Media Ireland’s wholesale network access deal with Vodafone Ireland, including the expected benefits resulting therefrom; expectations of any macroeconomic dynamics that may be beneficial or detrimental to either Virgin Media Ireland, Sunrise, UPC Holdings or any of their respective beneficial owners and direct and indirect subsidiaries; Virgin Media Ireland’s network deal with SIRO, including the expected benefits resulting therefrom; Virgin Media Ireland’s partnership with WYLDE, including the expected benefits resulting therefrom; expectations with respect to the integration and synergy plan at Sunrise; the continued phase out of the UPC brand at Sunrise; the acquisition by Sunrise of EBL’s telecoms division, and the expected benefits resulting therefrom; Sunrise’s Smart Upgrade program, including the expected benefits resulting therefrom; expectations regarding financial performance at our companies, including revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, and costs to capture, as well as the 2022 financial guidance provided by our operating entities and the components of such guidance; the strength of our companies’ respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; the timing of future financial disclosures regarding our operating entities; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the outbreak of COVID-19 on us, our businesses, and our customers; the effects of changes in laws or regulations; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Matt Beake	+44 20 8483 6428
Amy Ocen	+1 303 784 4528	Molly Bruce	+1 303 220 4202
Michael Khehra	+44 78 9005 0979
About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 86 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, Lionsgate and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the U.K. JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated U.S. GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2022
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Video Subscribers(ii)	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
UPC Holding:
Continuing operations:
Switzerland(iv)	2,501,400	1,468,100	3,409,300	1,174,200	1,223,300	1,011,800	2,751,800
Slovakia	636,700	183,100	401,100	146,300	165,400	89,400	—
Total continuing operations	3,138,100	1,651,200	3,810,400	1,320,500	1,388,700	1,101,200	2,751,800

VM Ireland	961,900	424,000	912,200	384,200	269,600	258,400	137,400

Q3 Organic Subscriber Variance
UPC Holding:
Continuing operations:
Switzerland	5,500	(3,200)	(20,200)	200	(9,000)	(11,400)	40,900
Slovakia	(1,400)	(1,200)	(1,300)	(400)	(700)	(200)	—
Total continuing operations	4,100	(4,400)	(21,500)	(200)	(9,700)	(11,600)	40,900

VM Ireland	3,200	(1,900)	(19,600)	(900)	(11,400)	(7,300)	3,100

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 45,500 subscribers who have requested and received this service.
(ii)UPC Holding has approximately 29,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 198,500 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Switzerland offers video, broadband internet and telephony services over networks owned by third-party operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2022, Switzerland’s partner networks account for 106,400 Fixed-Line Customer Relationships, 275,000 RGUs, which include 101,000 Internet Subscribers, 96,200 Video Subscribers and 77,800 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 461,200 homes passed by Switzerland’s partner networks at September 30, 2022. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fiber Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.

	Selected Operating Data — As of September 30, 2022
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
UPC Holding
Continuing operations:
Switzerland	469,600	2,282,200	2,751,800
Slovakia	—	—	—
Total continuing operations	469,600	2,282,200	2,751,800

VM Ireland	—	137,400	137,400

	September 30, 2022 vs. June 30, 2022

Q3 Organic Mobile Subscriber Variance
UPC Holding
Continuing operations:
Switzerland	(1,500)	42,400	40,900
Slovakia	—	—	—
Total continuing operations	(1,500)	42,400	40,900

VM Ireland	—	3,100	3,100

General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
2The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid
3Postpaid mobile additions include B2B mobile subscribers
4Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2022, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and nine months ended September 30, 2021 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2021 in our rebased amounts for the three and nine months ended September 30, 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three and nine months ended September 30, 2021 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2021 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2021. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated November 1, 2022, Liberty Global Reports Q3 2022 Results. The following table provides adjustments made to the 2021 amounts to derive our rebased growth rates:

	Three months ended			Nine months ended
	September 30, 2021			September 30, 2021
	Revenue	Segment Adjusted EBITDA	Segment Adjusted EBITDA less P&E Additions	Revenue	Segment Adjusted EBITDA	Segment Adjusted EBITDA less P&E Additions
	in millions

UPC Holding
Acquisitions	€(9.3)	€(4.5)	€(4.5)	€(28.2)	€(11.2)	€(11.2)
Foreign Currency	€78.1	€31.0	€18.1	€159.7	€58.0	€31.5
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and therefore may not be comparable with other similarly titled measures reported by other companies

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance, and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV networks in the U.K. as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.